Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current
VP & Chief Financial Officer
517/372-9200

Neogen acquires product line from DuPont Animal Health Solutions

LANSING, Mich., July 1, 2008 — Neogen Corporation (Nasdaq: NEOG) announced today that it has acquired a product line used in animal health and hygiene applications from DuPont Animal Health Solutions (DAHS). The asset purchase includes 14 different product formulations, along with manufacturing process know-how and associated registration information. The purchase price and terms were not disclosed.

The addition of these products to Neogen’s Animal Safety group adds to the company’s strategy of providing biosecurity solutions in the farm production markets. The products also have the potential for use in the veterinary clinic market to maintain sanitary conditions and limit the potential hazards of bacteria, fungi, and viruses. In addition to the asset sale, Neogen also will be able to distribute other DAHS products in North America.

“As pork, turkey, chicken, and dairy production units have become larger throughout the world, the challenges of bacteria and viruses have also become more critical,” said James Herbert, Neogen’s chief executive officer. “This group of products, with its time-tested chemistries that are accepted as effective disinfectants and cleaners worldwide, allows Neogen to expand its offering to animal producers and veterinary clinics. In many cases, the products will be companions to Neogen’s rodenticide products that control rats and mice that act as disease vectors.”

Neogen expects revenues from the acquired products and distribution of other DAHS products to exceed $7 million in its current fiscal year, which began on June 1.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides. Neogen’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns.

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